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As filed with the Securities and Exchange Commission on August 25, 2004

Registration No. 333-117655

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	38-3041398 (I.R.S. Employer Identification No.)

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Eliot W. Robinson, Esq.
Gabriel Dumitrescu, Esq.
Powell, Goldstein, Frazer & Murphy LLP
Sixteenth Floor
191 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 572-6600

        Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus that also relates to the Registration Statement on Form S-3, Registration No. 333-69675, filed by the Registrant on December 23, 1998, and amended by Post-Effective Amendment No. 1 filed by the Registrant on January 26, 2004. Of the dollar amount of the securities initially registered pursuant to Registration Statement No. 333-69675, $154,742,801 remain unsold. Pursuant to Rule 429, this Registration Statement shall act, upon effectiveness, as Post-Effective Amendment No. 2 to Registration Statement No. 333-69675.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2004

PROSPECTUS

$500,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants

        We may from time to time offer and sell in one or more series:

  •
  debt securities;

  •
  warrants to purchase debt securities;

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  shares of our preferred stock;

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  warrants to purchase shares of our preferred stock;

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  shares of our common stock; and

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  warrants to purchase shares of our common stock.

        The debt securities warrants, the preferred stock warrants and the common stock warrants are collectively referred to herein as the securities warrants. The debt securities, the preferred stock, the common stock and the securities warrants are collectively referred to herein as the securities. The securities offered by this prospectus will have an aggregate public offering price of $500,000,000. We will provide the specific terms of these securities in supplements to this prospectus prepared in connection with each offering. The debt securities may be convertible into preferred stock, common stock or debt securities of another series. The preferred stock may be convertible into common stock or preferred stock of another series. No securities may be sold under this prospectus without delivery of the applicable prospectus supplement. You should read this prospectus and the prospectus supplements carefully before you invest in the securities.

        Securities may be sold directly, through agents from time to time or through underwriters or dealers. If any of our agents or any underwriter is involved in the sale of the securities, the name of the agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement. See "Plan of Distribution." The net proceeds to us from the sale also will be set forth in the applicable prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "OHI". On August 24, 2004, the closing price of our common stock was $10.18 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the applicable prospectus supplement. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus nor any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

About this Prospectus	1
Where You Can Find More Information	1
Cautionary Language Regarding Forward-Looking Statements	3
The Company	3
Recent Developments	4
Risk Factors	5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	5
Use of Proceeds	6
Description of Securities	6
Capital Stock	7
Certain Federal Income Tax Considerations	21
Plan of Distribution	33
Legal Matters	34
Experts	34

ii

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        As allowed by SEC rules, this prospectus omits various information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents. For further information about us or the securities offered under this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        Unless the context requires otherwise, the words "we," "company," "us" and "our" refer to Omega Healthcare Investors, Inc. and its majority-owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information in these documents that is not deemed to be filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2003, filed on February 20, 2004;

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  our Current Report on Form 8-K filed on January 27, 2004;

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  our Current Report on Form 8-K filed on January 29, 2004*;

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  our Current Report on Form 8-K filed on February 5, 2004;

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  our Current Report on Form 8-K filed on February 5, 2004;

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  our Current Report on Form 8-K filed on February 10, 2004;

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  our Current Report on Form 8-K filed on February 23, 2004;

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  our Current Report on Form 8-K filed on March 4, 2004;

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  our Current Report on Form 8-K filed on March 8, 2004;

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  our Current Report on Form 8-K filed on March 11, 2004;

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  our Current Report on Form 8-K filed on March 26, 2004;

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  our Current Report on Form 8-K furnished on April 27, 2004*;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 5, 2004;

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  our Current Report on Form 8-K filed on May 24, 2004;

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  our Current Report on Form 8-K filed on July 27, 2004*;

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  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 4, 2004;

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  the description of our common stock contained in our Registration Statement on Form 8-A, filed on August 4, 2002, and any amendments or reports filed for the purpose of updating that description; and

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  the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed on May 14, 1999, and any amendments or reports filed for the purpose of updating that description.

*
This report contains information furnished to the SEC under Item 12 of Form 8-K which, pursuant to General Instruction B(6) of Form 8-K, is not deemed to be "filed" for purposes of Section 18 of the Exchange Act and we are not subject to the liabilities imposed by that section. We are not incorporating and will not incorporate by reference into this prospectus past or future information or reports furnished or that will be furnished under Items 9 and/or 12 of Form 8-K.

        All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom this prospectus is delivered, on the request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093
Attn: Chief Financial Officer
(410) 427-1700

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

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  uncertainties relating to the business operations of the operators of our assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

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  the ability of any operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

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  our ability to sell closed assets on a timely basis and at terms that allow us to realize the carrying value of these assets;

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  our ability to negotiate appropriate modifications to the terms of our credit facility;

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  our ability to manage, re-lease, or sell any owned and operated facility;

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  the availability and cost of capital;

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  competition in the financing of healthcare facilities;

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  regulatory and other changes in the healthcare sector;

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  the effect of economic and market conditions generally and, particularly, in the healthcare industry;

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  changes in interest rates;

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  the amount and yield of any additional investments;

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  changes in tax laws and regulations affecting real estate investment trusts;

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  changes in the ratings of our debt and preferred securities; and

        Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors contained in this prospectus. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

THE COMPANY

        We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

        As of June 30, 2004, our portfolio of domestic investments consisted of 208 healthcare facilities, located in 29 states and operated by 39 third-party operators. Our gross investments in these facilities, net of impairments and before reserve for uncollectible loans, totaled $842.2 million. This portfolio is made up of:

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  157 long-term healthcare facilities and 2 rehabilitation hospitals owned and leased to third parties;

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  fixed rate, participating and convertible participating mortgages on 46 long-term healthcare facilities; and

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  three long-term healthcare facilities that were recovered from customers and are currently closed.

        In addition, we also held miscellaneous investments of approximately $36.4 million at June 30, 2004.

RECENT DEVELOPMENTS

Credit Facility Increased to $175 Million

        On April 30, 2004, we exercised our right to increase the revolving commitments under our new $125 million credit facility by an additional $50 million, to $175 million. All other terms of the credit facility, which closed on March 22, 2004, remain the same. Bank of America, N.A. serves as Administrative Agent for the credit facility.

9.25% Series A Preferred Redemption.

        On April 30, 2004, we fully redeemed our 9.25% Series A Cumulative Preferred Stock (NYSE:OHI PrA) ("Series A"). We redeemed the 2.3 million shares of Series A at a price of $25.57813, comprising the $25 liquidation value and accrued dividend. Under FASB-EITF Issue D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock," the repurchase of the Series A preferred stock resulted in a non-cash charge to net income available to common shareholders of approximately $2.3 million reflecting the write-off of unamortized costs of issuance of the Series A preferred stock and was recorded in the second quarter. This non-cash charge did not have any effect on our net worth.

New Investments

        On April 1, 2004, we purchased three skilled nursing facilities, representing 399 beds for a total investment of $26.0 million. Two of the facilities are located in Vermont, with the third located in Connecticut. The facilities were combined into an existing master lease with Haven Healthcare. Rent under the master lease was increased by approximately $2.7 million for the first lease year commencing April 1, 2004, with annual increases thereafter. The term of the master lease had been increased to ten years on January 1, 2004 and runs through December 31, 2013, followed by two ten-year renewal options. We received a security deposit equivalent to three months of the incremental rent.

        On April 30, 2004, we closed on the purchase of two skilled nursing facilities, representing 477 beds for a total investment of $9.4 million. The purchase price includes funds for capital expenditures, additional bed licenses and transaction costs. Both facilities are located in Texas and were combined into an existing master lease with Senior Management Services. Rent under the master lease was increased by approximately $1.0 million for the first lease year commencing May 1, 2004, with annual increases thereafter. The term of the master lease has been increased to 10 years, and is followed by two 10-year renewal options. During the first lease year, the operator will fund a security deposit equivalent to approximately four months of the incremental rent.

Mortgage Repayments

        On April 6, 2004, we received approximately $4.6 million in proceeds on a mortgage loan payoff. We held mortgages on five facilities located in Missouri, representing 319 beds, which produced approximately $0.5 million of annual interest revenue in 2003.

        Our principal executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, and our telephone number is (410) 427-1700. Additional information regarding our company is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and other documents on file with the Securities and Exchange Commission (which are incorporated by reference in this prospectus). See "Where You Can Find More Information."

RISK FACTORS

        Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The ratios of earnings to fixed charges, and the ratio of earnings to combined fixed charges and preferred stock dividends are set forth below. We have calculated the ratio of earnings to fixed charges by adding net income (loss) from continuing operations to fixed charges and dividing that sum by such fixed charges. Fixed charges consist of interest expense and amortization of deferred financing costs. The ratio of earnings to combined fixed charges and preferred stock dividends was calculated in the same manner as the ratio of earnings to fixed charges except that accrued preferred stock dividends were included for each of the periods shown irrespective of whether or not such dividends were actually paid.

	Year Ended December 31,					For the Six Months Ended June 30, 2004
	1999	2000	2001	2002	2003
	Unaudited (in thousands except ratios)
RATIO OF EARNINGS TO FIXED CHARGES
Net income (loss) from continuing operations	$18,966	$(43,250)	$(15,588)	$(3,744)	$23,341	$(3,869)
Interest expense	42,947	42,400	33,204	27,381	23,388	30,433

Earnings	$61,913	$(850)	$17,616	$23,637	$46,729	$26,564

Interest expense	$42,947	$42,400	$33,204	$27,381	$23,388	$30,433

Total fixed charges	$42,947	$42,400	$33,204	$27,381	$23,388	$30,433

Ratio of earnings to fixed charges	1.4x	*	*	*	2.0x	*

*
Our earning were insufficient to cover our fixed charges by $43,250, $15,588, $3,744 and $3,869 in 2000, 2001, 2002 and the six months ended June 30, 2004, respectively.

	Year Ended December 31,					For the Six Months Ended June 30, 2004
	1999	2000	2001	2002	2003
	Unaudited (in thousands except ratios)
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Interest expense	$42,947	$42,400	$33,204	$27,381	$23,388	$30,433
Preferred dividends	9,631	16,928	19,994	20,115	20,115	8,689
Preferred stock conversion charge	—	—	—	—	—	41,054

Total fixed charges and preferred dividends	$52,578	$59,328	$53,198	$47,496	$43,503	$80,176

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2x	*	*	*	1.1x	*

*
Our earnings were insufficient to cover combined fixed charges and preferred stock dividends by $60,178, $35,582, $23,859 and $53,612 in 2000, 2001, 2002 and the six months ended June 30, 2004, respectively.

        We issued 2,300,000 shares of Series A preferred stock in April 1997 which, while outstanding, were entitled to receive dividends at the rate of 9.25% per year, or $2.3125 per share. We redeemed these shares on April 30, 2004. We issued 2,000,000 shares of Series B preferred stock in April 1998 which are entitled to receive dividends at the rate of 8.625% per year, or $2.156 per share. We issued 1,000,000 and 48,420 shares of Series C preferred stock in July 2000 and April 2001, respectively. We repurchased 700,000 shares of Series C preferred stock in February 2004 and, in connection with this repurchase, the remaining shares of Series C preferred stock were converted into common stock. While they were outstanding, the shares of Series C preferred stock were entitled to receive dividends at the greater of 10% per year or the dividend payable on the shares of common stock issuable upon conversion of the Series C preferred stock. For purposes of the information set forth above, the dividend rate of 10% per year, or $10.00 per share, was used with respect to the shares of Series C preferred stock. In February 2004, we issued 4,739,500 shares of Series D preferred stock which are entitled to receive dividends at the rate of 8.375% per year, or $2.09375 per share.

USE OF PROCEEDS

        Unless otherwise specified in the applicable prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for the repayment of outstanding debt, to fund additional investments and for general corporate purposes.

DESCRIPTION OF SECURITIES

        We may refer in this prospectus to one or more of the following categories of our securities:

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  shares of our common stock, par value $0.10 per share ("common stock");

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  shares of our preferred stock, par value $1.00 per share, in one or more series (the "preferred stock");

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  debt securities, in one or more series ("debt securities");

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  common stock warrants (the "common stock warrants");

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  preferred stock warrants (the "preferred stock warrants");

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  debt securities warrants (the "debt securities warrants"); and

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  any combination of the foregoing, either individually or as units.

        The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

CAPITAL STOCK

        As of June 30, 2004, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 2,300,000 were designated as Series A preferred stock, 2,000,000 were designated as Series B preferred stock, 2,000,000 were designated as Series C preferred stock, 4,739,500 were designated as Series D preferred stock, and 100,000 were designated as Series A Junior Participating Preferred Stock. As of June 30, 2004, we had 46,421,559 shares of our common stock, 2,000,000 shares of our Series B preferred stock, and 4,739,500 shares of our Series D preferred stock issued and outstanding. On July 9, 2004, we amended our articles of incorporation to declassify our Series A and Series D preferred stock and to increase the number of authorized shares of preferred stock from 10,000,000 to 20,000,000.

        Our common stock, Series B preferred stock and Series D preferred stock are listed on the New York Stock Exchange. We intend to apply to list for trading on the New York Stock Exchange any additional shares of our common stock that are issued and sold hereunder. We may also apply to list on the New York Stock Exchange any debt securities, any additional series of preferred stock, and any securities warrants that are offered and sold hereunder, as described in the prospectus supplement relating to any such securities.

        Unless otherwise indicated in a prospectus supplement relating thereto, EquiServe Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

Common Stock

        All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are, and our common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

Preferred Stock

        The terms of any series of the preferred stock offered by any prospectus supplement will be as described in such prospectus supplement. The following description of the terms of the preferred stock, except as modified in a prospectus supplement, sets forth certain general terms and provisions of the preferred stock. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the company's articles of incorporation, as amended, and the board of directors' resolution or articles supplementary relating to each series of the preferred stock which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

  General

        Under the articles of incorporation, the board of directors of the company is authorized without further stockholder action to provide for the issuance of shares of preferred stock of the company, up to the amount of shares of preferred stock authorized under the articles of incorporation but not issued or reserved for issuance thereunder, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the board of directors of the company.

        The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

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  the designation and stated value per share of such preferred stock and the number of shares offered;

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  the amount of liquidation preference per share;

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  the initial public offering price at which such preferred stock will be issued;

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  the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

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  any redemption or sinking fund provisions;

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  any conversion rights; and

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  any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

        The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions of assets with each other series of the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the company's general creditors.

  Dividend Rights

        Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the board of directors of the company, out of funds of the company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by, the method described in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the company on such record dates, fixed by the board of directors of the company, as specified in the prospectus supplement relating to such series of preferred stock.

        Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If the board of directors of the company fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which the company initially issues shares of such series.

        So long as the shares of any series of the preferred stock shall be outstanding, unless

  •
  full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of preferred stock of the company (other than "junior stock" as defined below), and

  •
  the company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of preferred stock of such series or any shares of any other preferred stock of the company of any class or series (other than junior stock), the company may not declare any dividends on any shares of common stock of the company or any other stock of the company ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as "junior stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of junior stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the company, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the company other than junior stock.

  Liquidation Preference

        In the event of any liquidation, dissolution or winding up of the company, voluntary or involuntary, the holders of each series of the preferred stock will be entitled to receive out of the assets of the company available for distribution to stockholders, before any distribution of assets is made to the holders of common stock or any other shares of stock of the company ranking junior as to such distribution to such series of preferred stock, the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the amounts payable with respect to the preferred stock of any series and any other shares of preferred stock of the company (including any other series of the preferred stock) ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares of preferred stock of the company will share ratably in any such distribution of assets of the company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of assets by the company.

        If liquidating distributions shall have been made in full to all holders of shares of preferred stock, the remaining assets of the company shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the company, shall not be deemed to constitute a liquidation, dissolution or winding up of the company.

  Redemption

        A series of the preferred stock may be redeemable, in whole or from time to time in part, at the option of the company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by the company will be restored to the status of authorized but unissued shares of preferred stock of the company.

        In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the company or by any other method as may be determined by the company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

        So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock of the company ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock of the company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

  Conversion Rights

        The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of preferred stock or the company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

  Voting Rights

        Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, the holders of the preferred stock will not be entitled to vote for any purpose.

        So long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 80% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any "parity preferred" (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the company ranking prior to the preferred stock of such series as to dividends, and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. In case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the parity preferred then outstanding, the holders of shares of the preferred stock of such series, together with any series of the parity preferred which will be similarly affected, will be entitled to vote as a class, and the company will not take such action without the consent or affirmative vote, as above provided, of at least 80% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the parity preferred, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

        With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of such series and any other series of preferred stock of the company ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "parity preferred") will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more series of parity preferred, it is possible that the holders of such shares of parity preferred could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distributions of assets.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the preferred stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Redemption and Business Combination Provisions

        If our board of directors is, at any time and in good faith, of the opinion that actual or constructive ownership of at least 9.9% or more of the value of our outstanding capital stock has or may become concentrated in the hands of one owner, our board of directors will have the power:

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  by means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of our board of directors, to maintain or bring the actual or constructive ownership of such owner to a level of no more than 9.9% of the value of our outstanding capital stock; and

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  to refuse to transfer or issue voting shares of our capital stock to any person whose acquisition of such voting shares would, in the opinion of our board of directors, result in the actual or constructive ownership by that person of more than 9.9% of the value of our outstanding capital stock.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the value of our outstanding capital stock will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any voting shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our board of directors in accordance with the provisions of applicable law. The purchase price for shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will, in the case of the Series A preferred stock and Series B preferred stock, be equal to the redemption price of such shares of Series A preferred stock and Series B preferred stock, respectively, and, in the case of the Series C preferred stock and Series D preferred stock, the purchase price will be equal to the liquidation preference of such shares of Series C preferred stock and Series D preferred stock, respectively. From and after the date fixed for purchase by our board of directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

        Our articles of incorporation require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

        A "business combination" is defined in the articles of incorporation as:

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  any merger or consolidation of our company with or into a related person;

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  any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part," as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

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  any merger or consolidation of a related person with or into our company;

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  any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

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  the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

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  any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination.

The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

        The 80% voting requirement described above will not be applicable if (i) our board of directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person, or (ii) the business combination is solely between us and a wholly owned subsidiary. Our board of directors unanimously approved in advance the acquisition by Explorer Holdings, Inc. of our Series C preferred stock, which made Explorer a related person to us. Therefore, the 80% voting requirement is inapplicable to Explorer.

        Under the terms of our articles of incorporation, as amended, our board of directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year.

        The foregoing provisions of the articles of incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

        The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our board of directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our board of directors believes that inclusion of the business combination provisions in the articles of incorporation may help assure fair treatment of stockholders and preserve our assets.

        The foregoing summary of certain provisions of the articles of incorporation does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the articles of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Stockholder Rights Plan

        On May 12, 1999, our board of directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our board of directors finds is in our best interest and the best interests of our stockholders.

        In connection with the adoption of the stockholder rights plan, our board of directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company. In October 2001, we amended the stockholder rights plan to exempt Explorer Holdings, Inc. and any of its transferees that become a party to the stockholders' agreement we have with Explorer from being deemed an acquiring person for purposes of the plan.

Debt Securities

        The terms of any debt securities offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. Debt securities may be issued from time to time in series under an Indenture (the "Indenture") to be entered into between the company and a trustee to be identified in the applicable prospectus supplement (the "Trustee"). As used under this caption, unless the context otherwise requires, offered debt securities shall mean the debt securities offered by this prospectus and the accompanying prospectus supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definition therein of certain terms, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following sets forth certain general terms and provisions of the debt securities. Further terms of the offered debt securities will be set forth in the prospectus supplement.

General

        The Indenture provides for the issuance of debt securities in series, and does not limit the principal amount of debt securities which may be issued thereunder.

        Reference is made to the prospectus supplement for the following terms of the offered debt securities:

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  the specific title of the offered debt securities;

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  the aggregate principal amount of the offered debt securities;

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  the percentage of the principal amount at which the offered debt securities will be issued;

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  the date on which the offered debt securities will mature;

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  the rate or rates per annum or the method for determining such rate or rates, if any, at which the offered debt securities will bear interest;

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  the times at which any such interest will be payable;

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  any provisions relating to optional or mandatory redemption of the offered debt securities at the option of the company or pursuant to sinking fund or analogous provisions;

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  the denominations in which the offered debt securities are authorized to be issued if other than $100,000;

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  any provisions relating to the conversion or exchange of the offered debt securities into common stock or into debt securities of another series;

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  the portion of the principal amount, if less than the principal amount, payable on acceleration;

  •
  the place or places at which the company will make payments of principal (and premiums, if any) and interest, if any, and the method of payment;

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  whether the offered debt securities will be issued in whole or in part in global form;

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  any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Indenture;

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  the identity of the Trustee for the debt securities, and if not the Trustee, the identity of each paying agent and the debt securities Registrar;

  •
  the currency or currencies other than United States Dollars in which any series of debt securities will be issued; and

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  any other specific terms of the offered debt securities.

        One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Status of Debt Securities

        The status and ranking of the debt securities will be as set forth in the prospectus supplement. Except as otherwise set forth in the prospectus supplement, the debt securities will be unsecured obligations of the company ranking on a parity with all other unsecured and unsubordinated indebtedness.

Conversion Rights

        The terms, if any, on which debt securities of a series may be exchanged for or converted into shares of common stock, preferred stock or debt securities of another series will be set forth in the prospectus supplement relating thereto. To protect the company's status as a REIT, a beneficial holder may not convert any debt security, and such debt security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to beneficially own, directly or indirectly, 9.9% or more of the company's shares of common stock.

Absence of Restrictive Covenants

        Except as noted below under "Dividends, Distributions and Acquisitions of Capital Stock," the company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. Except as may be set forth in the prospectus supplement, there are no provisions of the Indenture which afford holders of the debt securities protection in the event of a highly leveraged transaction involving the company.

Optional Redemption

        The debt securities will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the company's status as a REIT, at the option of the company in the manner specified in the Indenture at a redemption price equal to 100% of the principal amount, premium, if any, plus interest accrued to the date of redemption. The Indenture does not contain any provision requiring the company to repurchase the debt securities at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the company.

Dividends, Distributions and Acquisitions of Capital Stock

        The Indenture provides that the company will not (i) declare or pay any dividend or make any distribution on its capital stock or to holders of its capital stock (other than dividends or distributions payable in its capital stock or other than as the company determines is necessary to maintain its status as a REIT), or (ii) purchase, redeem or otherwise acquire or retire for value any of its capital stock, or any warrants, rights or options or other securities to purchase or acquire any shares of its capital stock (other than the debt securities) or permit any subsidiary to do so, if at the time of such action an event of default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

Events of Default

        An event of default with respect to debt securities of any series is defined in the Indenture as being:

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to pay any interest on any debt security of that series when due, continued for 30 days;

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  failure to deposit any sinking fund payment when due, in respect of any debt security of that series;

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  failure to perform any other covenant of the company in the Indenture (other than a covenant included in the Indenture solely for the benefit of one or more series of debt securities other than that series), continued for 60 days after written notice as provided in the Indenture;

  •
  certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; and

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  any other event of default provided with respect to the debt securities of that series.

        If an event of default with respect to the outstanding debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding debt securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

        The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and subject to certain limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

        The company is required to furnish to the Trustee annually a statement as to the performance by the company of certain of its obligations under the Indenture and as to any default in such performance.

Modifications and Waiver

        Modifications and amendments of the Indenture may be made by the company and the Trustee without the consent of any holders to, among other things,

  •
  evidence the succession of another corporation to the company;

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  add to the covenants of the company or surrender any right or power conferred upon the company;

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  establish the form or terms of debt securities, including any subordination provisions;

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  cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

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  to add to, delete, or revise conditions, limitations and restrictions on the authorized amounts, terms or purpose of debt securities, as set forth in the Indenture; or

  •
  evidence and provide for a successor Trustee.

        Modifications and amendments of the Indenture may be made by the company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

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  change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on any debt security;

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  reduce the principal amount of, or premium or interest if any, on any debt security;

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  reduce the amount of principal of an original issue discount debt security payable upon acceleration of the maturity thereof;

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  change the currency of payment of the principal of, or premium or interest, if any, on any debt security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

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  modify the conversion provisions, if any, of any debt security in a manner adverse to the holder of that debt security; or

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  reduce the percentage in principal amount of the outstanding debt security of any series, the consent of whose holders is required for modification or amendment of that Indenture or for waiver of compliance with certain provisions of that Indenture or for waiver of certain defaults.

        The holders of a majority in aggregate principal amount of the outstanding debt security of each series may, on behalf of all holders of the debt securities of that series, waive, insofar as that series is concerned, compliance by the company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of the debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series, except a default in the payment of principal or premium or interest, if any, or a default in respect of a covenant or provision which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

Consolidation, Merger and Sale of Assets

        The Indenture provides that the company, without the consent of the holders of any of the debt securities, may consolidate or merge with or into or transfer its assets substantially as an entirety to, any entity organized under the laws of the United States or any state, provided that the successor entity assumes the company's obligations under the Indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Global Securities

        The debt securities of a series may be issued in whole or in part in global form (the "Global Securities"). Except as set forth in a prospectus supplement, the terms and provisions with respect to any Global Securities will be as set forth in this section captioned "Global Securities." The Global Securities will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary, identified in the prospectus supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

        The specific material terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a Global Security will be described in the prospectus supplement. The company anticipates that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such debt securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture; provided, however, that for the purposes of obtaining any consents or directions required to be given by the holders of the debt securities, the company, the Trustee and its agents will treat a person as the holder of such principal amount of debt securities as specified in a written statement of the Depositary. Except as set forth herein or otherwise provided in the prospectus supplement, owners of beneficial interests in a Global Security will not be entitled to have the debt securities represented by such Global Security registered in their names, will not receive physical delivery of such debt securities in definitive form and will not be considered the registered owners or holders thereof under the Indenture, but the beneficial owners and holders only.

        Principal, premium, if any, and interest payments on debt securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the company, the Trustee or any Paying Agent for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The company expects that the Depositary for any debt securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

        If the Depositary for any debt securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the company within 90 days, the company will issue such debt securities in definitive form in exchange for such Global Security. In addition, the company may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more Global Securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the Global Security or securities representing such debt securities.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in debt securities represented by Global Securities.

Securities Warrants

        The terms of any securities warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. The company may issue securities warrants for the purchase of common stock, preferred stock or debt securities. securities warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of securities warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the company and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. The securities warrant agent will act solely as an agent of the company in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summaries of certain provisions of the Securities Warrant Agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the securities warrants relating to each series of securities warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

        In the case of securities warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

  •
  the offering price;

  •
  the aggregate number of shares purchasable upon exercise of such securities warrants, the exercise price, and in the case of securities warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants;

  •
  the designation and terms of any series of preferred stock with which such securities warrants are being offered and the number of such securities warrants being offered with such preferred stock;

  •
  the date, if any, on and after which such securities warrants and the related series of preferred stock or common stock will be transferable separately;

  •
  the date on which the right to exercise such securities warrants shall commence and the Expiration Date;

  •
  any special United States Federal income tax consequences; and

  •
  any other terms of such securities warrants.

        If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable:

  •
  the offering price;

  •
  the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants;

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  the designation and terms of any series of debt securities, with which such securities warrants are being offered with each such debt securities;

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  the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately;

  •
  the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

  •
  the date on which the right shall expire (the "Expiration Date");

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  whether the securities warrants will be issued in registered or bearer form;

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  any special United States Federal income tax consequences;

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  the terms, if any, on which the company may accelerate the date by which the securities warrants must be exercised; and

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  any other terms of such securities warrants.

        Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase common stock or preferred stock, holders of such securities warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

        Each securities warrant will entitle the holder thereof to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the company), unexercised securities warrants will become void.

        Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the securities warrant certificate. securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Securities Warrant Agreement

        The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

        Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including:

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  payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock;

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  issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of common stock warrants); and

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  certain distributions of evidences of indebtedness or assets (including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock) or of subscription rights and warrants (excluding those referred to above).

        No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

        In the event of any (i) consolidation or merger of the company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the company, or (iii) reclassification, capital reorganization or change of the common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock of the surviving entity were common stock.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Consequences of an Investment in Our Securities

        The following is a general summary of material U.S. federal income tax considerations applicable to us, and to the purchasers of our securities and our election to be taxed as a REIT. It is not tax advice. The summary is not intended to represent a detailed description of the U.S. federal income tax consequences applicable to a particular stockholder in view of any person's particular circumstances, nor is it intended to represent a detailed description of the U.S. federal income tax consequences applicable to stockholders subject to special treatment under the federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, investors in pass-through entities, expatriates and taxpayers subject to alternative minimum taxation.

        The following discussion relating to an investment in our securities was based on consultations with Powell, Goldstein, Frazer & Murphy LLP, our special counsel. In the opinion of Powell, Goldstein, Frazer & Murphy LLP, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations, and assumptions upon which the discussion is based are accurate), accurately represents the material U.S. federal income tax considerations relevant to purchasers of our securities. Powell, Goldstein, Frazer & Murphy LLP has not rendered any opinion regarding any effect of such issuance on purchasers of our securities. The sections of the Code relating to the qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The information in this section is based on the Code; current, temporary, and proposed Treasury regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, or IRS; and court decisions, in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received these rulings.

Taxation of Omega

        General.    We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

        The sections of the Code that govern the federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        In the opinion of Powell, Goldstein, Frazer & Murphy LLP, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Powell, Goldstein, Frazer & Murphy LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the IRS regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "—Failure to Qualify."

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS, that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period," beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that we will not make an election pursuant to Treasury Regulations. Section 1.337(d)-7(c)(5).

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

        Income Tests.    In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

        The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

        Prohibited Transactions.    We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT markets a proper election to treat the property as foreclosure property.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(e)(6) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified healthcare facility, acquired in this manner for two years or longer if an extension is granted. We own one property with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2002 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses.

However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purpose, or the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        TRS Income. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owned all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

        Failure to Satisfy Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

        Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

        For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

        We may own up to 100% of the stock of one or more TRSs. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

        If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

        Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year;

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  95% of our REIT capital gain income for such year; and

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  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

        The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

Failure to Qualify

        If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

Other Tax Matters

        We own and operate a number of properties through qualified REIT subsidiaries, "QRSs". The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this prospectus under the heading "Taxation of Omega," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

        In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxation of Stockholders

        Taxation of Domestic Stockholders.    As long as we qualify as a REIT, if you are a taxable U.S. stockholder, distributions made to you out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by you as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have held our stock. However, if you are a corporation, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your shares, you will include the distributions in income as long-term capital gain (or short-term capital gain if you have held the shares for one year or less) assuming the shares are a capital asset in your hands. In addition, any distribution declared by us in October, November or December of any year payable to you as a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year. You may not include in your individual income tax returns any of our net operating losses or capital losses.

        In general, any loss upon a sale or exchange of shares by you, if you have held the shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from us required to be treated by you as long-term capital gain.

Backup Withholding

        Assuming that you are a U.S. stockholder, we will report to you and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding with respect to distributions paid unless you:

  •
  are a corporation or come within certain other exempt categories and when required, demonstrate this fact; or

  •
  provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against your income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to you, if you fail to certify your nonforeign status to us. See "—Taxation of Stockholders—Taxation of Foreign Stockholders."

        Treatment of Tax-Exempt Stockholders.    If you are a tax-exempt employee pension trust or other domestic tax-exempt stockholder, our distributions to you generally will not constitute "unrelated business taxable income," or UBTI, unless you have borrowed to acquire or carry our common stock.

However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of that REIT's distributions as UBTI. This requirement will apply only if:

  •
  the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts; and

  •
  the REIT is "predominantly held" by qualified trusts.

        A REIT is predominantly held if either:

  •
  a single qualified trust holds more than 25% by value of the REIT interests; or

  •
  one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests.

        The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to the total gross income (less certain associated expenses) of the REIT.

        A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Internal Revenue Code and exempt from tax under section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our Amended and Restated Articles of Incorporation, as amended, will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by our board of directors.

        Taxation of Foreign Stockholders.    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex and no attempt will be made herein to provide more than a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        If you are a Non-U.S. Stockholder, the following discussion will apply to you. Distributions that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.

        However, if income from the investment in the shares is treated as effectively connected with your conduct of a U.S. trade or business, you generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to the distributions (and may also be subject to the 30% branch profits tax if you are a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to you unless:

  •
  a lower treaty rate applies, you file an IRS Form W-8BEN with us and other conditions are met; or

  •
  you file an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, and other conditions are met.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted basis of your shares, but rather will reduce the adjusted basis of the shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of your shares, these distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your shares in us, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that a distribution was, in fact, in excess of our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to you as if the gain were effectively connected with a U.S. business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against your FIRPTA tax liability.

        Gain recognized by you upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," although there can be no assurance that we will retain that status. If we are not "domestically controlled," gain recognized by you will continue to be exempt under FIRPTA if you at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to you if:

  •
  investment in the shares is effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. stockholders with respect to the gain; or

  •
  you are a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and other applicable requirements are met, in which case you will be subject to a 30% tax on your capital gains.

        If the gain on the sale of shares were to be subject to taxation under FIRPTA, you will be subject to the same treatment as U.S. stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares by you are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless you certify as to your name, address and non-U.S. status or otherwise establish an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if:

  •
  the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and

  •
  the broker fails to initiate documentary evidence that you are a Non-U.S. Stockholder and that certain conditions are met or that you otherwise are entitled to an exemption.

Other Tax Consequences

New Legislation

        On May 28, 2003, President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law will reduce the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

  •
  your long-term capital gains, if any, recognized on the disposition of our shares;

  •
  our distributions designated as long-term capital gain dividends (except to the extent attributable to "unrecaptured Section 1250 gain," in which case such distributions would continue to be subject to a 25% tax rate);

  •
  our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

  •
  our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

        Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Consequences

        Prospective holders of our securities should recognize that the present federal income tax treatment of investment in our company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in our company.

State and Local Taxes

        We may be and you may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters' obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to reimburse these persons for certain expenses.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over- allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

        Certain legal matters with respect to the securities offered hereby will be passed upon for us by Powell, Goldstein, Frazer & Murphy LLP.

EXPERTS

        The consolidated financial statements and schedules of Omega Healthcare Investors, Inc. appearing in Omega Healthcare Investors, Inc. Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$43,744
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	20,000
Rating Agency Fees	0
Listing Fees	0
Transfer Agent or Trustee Fees	0
Printing and Engraving Costs	5,000
Miscellaneous	1,256

Total	$80,000

Item 15. Indemnification of Directors and Officers

        The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

        Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

        The company has entered into indemnity agreements with the officers and directors of the company that provide that the company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the company.

        Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
4.1	**	Form of Indenture.
4.2	*	Form of Debt Security.
4.3	*	Form of Articles Supplementary for Preferred Stock.
4.4	*	Form of Preferred Stock Certificate.
4.5	*	Form of Securities Warrant Agreement.
5.1	**	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.
8.1	**	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12.2		Statement Regarding Computation of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1		Consent of Ernst & Young LLP.
23.2	**	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).
24.1	**	Power of Attorney (included on signature page).
25.1		Statement of Eligibility of Trustee on Form T-1***

*
To be filed by amendment or incorporated by reference in connection with any offering of Securities.
**
Previously filed.
***
To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

Item 17. Undertakings

        (a)   The undersigned registrant hereby undertakes:

            (i)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (ii)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (iii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iv)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

          (d)   The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on this 25th day of August, 2004.

OMEGA HEALTHCARE INVESTORS, INC.
By:	/s/ C. TAYLOR PICKETT C. Taylor Pickett Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 25, 2004.

Signature	Title

/s/ C. TAYLOR PICKETT C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT O. STEPHENSON Robert O. Stephenson	Chief Financial Officer (Principal Financial and Accounting Officer)
* Thomas F. Franke	Director
* Harold J. Kloosterman	Director
* Bernard J. Korman	Director
* Edward Lowenthal	Director
* Stephen D. Plavin	Director
*By:	/s/ ROBERT O. STEPHENSON Robert O. Stephenson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
4.1	**	Form of Indenture.
4.2	*	Form of Debt Security.
4.3	*	Form of Articles Supplementary for Preferred Stock.
4.4	*	Form of Preferred Stock Certificate.
4.5	*	Form of Securities Warrant Agreement.
5.1	**	Opinion of Powell, Goldstein, Frazer & Murphy LLP as to the legality of the securities registered hereby.
8.1	**	Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax matters.
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
12.2		Statement Regarding Computation of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1		Consent of Ernst & Young LLP.
23.2	**	Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1 and Exhibit 8.1 filed herewith).
24.1	**	Power of Attorney (included on signature page).
25.1		Statement of Eligibility of Trustee on Form T-1***

*
To be filed by amendment or incorporated by reference in connection with any offering of Securities.
**
Previously filed.
***
To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
CAPITAL STOCK
Redemption and Business Combination Provisions
Stockholder Rights Plan
Debt Securities
Securities Warrants
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX